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                                 PAUL M. MEISTER
                                  Liberty Lane
                                Hampton, NH 03842



July 16, 1998



ING Baring (U.S.) Capital Corporation
230 Park Avenue
New York, NY 10169
Attn: P. R. Burnaman II

Dear Mr. Burnaman:

         On the date of this letter agreement, the undersigned (together, "the Seller") will sell, and the person or entity countersigning this letter as "purchaser" (the "Purchaser") will purchase 3,583 shares of the common stock (the "Shares") of California Communities, Inc. (the "Company"), for a cash purchase price of $8.25 per share or a total of $29,559.75

         In consideration of the foregoing, Seller acknowledges, and each of the signatories hereto agrees, as to the following:

1. No Reliance; Assumption of Risk. Seller acknowledges that Purchaser may be deemed to be an affiliate of the Company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). Seller further acknowledges that Seller has been advised that Purchaser and the Company may have confidential information concerning the Company's business and affairs which is not public and may be considered material, including but not limited to information relating to various alternatives, financial or otherwise, for the Company (including, but not limited to, the sale or other disposition of all or a portion of the equity or assets of the Company, one or more of the Company's subsidiaries, a refinancing of all or a portion of the Company's existing indebtedness, or the purchase, in the open market, in private transactions, through tender offers or otherwise, of all or a portion of the outstanding common stock, and/or any other of the Company's outstanding securities). Recognizing the foregoing, Seller does not request, desire or require the Company or Purchaser to disclose any information any confidential information and specifically request the Company and Purchaser not to disclose any such information relating the Shares or otherwise. In addition, Seller acknowledges and agrees that (i) Seller initiated and still desires to consummate the sale of the Shares to Purchaser, (ii) Seller is fully satisfied with the Purchase Price and the Purchase Price is all that Seller is or will be entitled to receive for the Shares, (iii) Seller is voluntarily assuming all risks associated with the sale of the Shares and is not relying on any disclosure (or nondisclosure) made (or not made) in connection with or arising out of the purchase of the Shares, and (iv) Seller does not and will not have or assert any claims against the Company, Purchaser or any of their respective affiliates for any additional compensation or payments for any reason whatsoever, including by reason of or as a result of the entering into or consummation by the Company or any of its affiliates, including Purchaser or its affiliates, of any of the transactions described above.
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         2. Investigation. Seller has conducted its own investigation, to the extent that Seller has determined necessary or desirable, in connection with its sale of the Shares and has determined to enter into and complete such transaction based on, among other things, such investigation.

         3. Accredited Investor. Seller is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and is sophisticated in matters relating to the valuation of securities and the purchase and sale of securities. Seller is selling the Securities for its own account.

         4. Waives and Releases. (a) In further consideration for the sale of the Shares, Seller, on behalf of itself and its heirs, executors, administrators, devisees, trustees, partners, directors, officers, shareholders, employees, consultants, representatives, predecessors, principals, agents, parents, associates, affiliates, divisions, subsidiaries, attorneys, accountants, successors, successors-in-interest and assignees (collectively, the "Releasing Persons"), hereby waives and releases, to the fullest extent permitted by law, any and all claims, rights and causes of action, whether known or unknown (collectively, the "Claims"), that any of the Releasing Persons had, has or may have against (i) the Purchaser, (ii) the Company, (iii) any of the Purchaser's or the Company's respective current or former parents, shareholders, affiliates, subsidiaries, divisions, predecessors or assigns, or (iv) any of the Purchaser's, the Company's or such other persons' or entities' current or former officers, directors, employees, consultants, spouses, heirs, estates, executors, attorneys, auditors and associates and members of their immediate families (collectively, the "Released Persons," arising out of or relating to any matter, including, without limitation, any Claims against any of the Released Persons relating to or arising out of (x) the transactions pursuant to which the Seller originally purchased the shares, or (y) the purchase and sale of the Shares contemplated by this letter agreement or (z) the nondisclosure of any information,

         (b) In consideration for the foregoing, each of the Purchaser and the Company hereby waives and releases, to the fullest extent permitted by law, any and all Claims that it had, has or may have against (i) the Seller, (ii) any of the Seller's current or former parents, shareholders, affiliates, subsidiaries, divisions, predecessors or assigns, or (iii) any of the Seller's or such other persons' or entities' current or former officers, directors, employees, consultants, spouses, heirs, estates, executors, attorneys, auditors and associates and members of their immediate families, arising out of or relating to the transactions pursuant to which the Seller originally purchased the
Shares, or (y) the purchase and sale of the Shares contemplated by this letter agreement, except for claims arising out of the breach by Seller of any representations, warranties or covenants contained herein.
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         5. Governing Law, Counterparts. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. This letter agreement may be executed in Counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same document.

                                                     Very truly yours,


                                                     Paul M. Meister

Accepted and Agreed to:

ING Baring (U.S.) Capital Corporation

By:_____________________________
     P. R. Burnaman II
     Managing Director